Exhibit 10.10

TRONOX LLC

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is by and between Dennis L. Wanlass (the “Executive”) and Tronox LLC, a Delaware limited liability company (the “Company”) and shall be effective as of 21st day of December, 2011 (the “Effective Date”).

WHEREAS, the Executive and the Company are party to that certain Employment Agreement, dated as of January 11, 2011 (the “Employment Agreement”);

WHEREAS, the Executive resigned from his position as a member of the Board of Directors of the Company, Tronox Incorporated and their respective affiliates (the “Company Group”) and as an executive officer with each member of the Company Group effective October 3, 2011 (the “Resignation Date”); and

WHEREAS, the Company desires to continue to engage the Executive as an employee for the benefit of the Company Group on the terms and conditions set forth herein.

NOW, THEREFORE, for the promise and covenants set forth herein and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and Company enter into this Agreement on the following terms and conditions:

1. Resignation. The Executive acknowledges and agrees that effective as of and after the Resignation Date, except as otherwise specifically provided herein, the Executive has not represented, and will not represent, himself as being a director, principal, or officer of any member of the Company Group for any purpose. Effective as of the Resignation Date, the Executive resigned (and will be deemed to have resigned without any further action by the Executive) from all of the Executive’s positions with the Company Group (and as a fiduciary of any benefit plan of the Company Group), including without limitation, Chief Executive Officer of the Company, other than as an employee of the Company. The Executive shall execute such additional documents as requested by the Company to evidence the foregoing.

2. Resignation Date Benefits.

(a) Employment Agreement Benefits. Subject to, and in exchange for, the Executive’s waiver of claims against the Company Group and the Executive’s compliance with the other terms and conditions of this Agreement, the Company agrees to pay to the Executive a lump sum cash payment in the amount of $3,100,000 no later than ten (10) business days following the Effective Date.

(b) Restricted Stock. In addition, the Executive, the Company and Tronox Incorporated acknowledge and agree that the Executive was granted 84,933 shares of restricted stock in Tronox Incorporated pursuant to that certain Restricted Stock Agreement (defined below) of which (I) 21,231 shares have vested and become unrestricted prior to the date hereof, (II) upon the tenth (10th) business day following the Effective Date, but in any event, not later than December 31, 2011, 31,952 shares of restricted stock will vest and become unrestricted, and (III) subject to and upon the consummation of the transactions contemplated by the Transaction

Agreement by and among Tronox Incorporated, Tronox Limited, Concordia Acquisition Corporation, Exxaro Resources Limited, Exxaro Holdings Sands (Proprietary) Limited and Exxaro International BV, dated as of September 25, 2011 (the “Transaction Agreement”) or a transaction or action which preempts or substitutes for and terminates such transactions, 31,750 shares of restricted stock will vest and become unrestricted. For the avoidance of doubt, except for the changes to the Restricted Stock vesting schedule set out herein, the terms of the Restricted Stock Agreement among Tronox Incorporated and the Executive, dated February 14, 2011 (the “Restricted Stock Agreement”), shall remain in full force and effect.

(c) Payment of 2011 Annual Bonus. Subject to the provisions of Section 14 hereof and the Executive’s compliance with the terms of this Agreement through December 31, 2011, the Executive shall be entitled to receive in 2012 when bonuses are paid to other senior executives of the Company an annual bonus for the Company’s fiscal year ending December 31, 2011 in the amount of not to exceed $1,550,000 but be calculated in compliance with the formula and criteria used to determine the incentive bonus for each of the Company’s other executive officers (for 2011 the calculation is based upon the following: 80% EBITDA, 10% safety and 20% subjective).

3. No Other Compensation. The Executive acknowledges and agrees that the payments provided pursuant to this Agreement are in compromise and full discharge of any and all liabilities and obligations of the Company Group to the Executive as of Effective Date, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under the Employment Agreement or any other alleged written or oral employment agreement, policy, plan or procedure of the Company Group and/or any alleged understanding or arrangement between the Executive and the Company.

4. Release.

(a) General. In consideration for the payment and benefits to be provided and paid to or executed on behalf of the Executive pursuant to this Agreement, the Executive, and for the Executive’s heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its past, present and future parent entities, direct and indirect subsidiaries, divisions, affiliates and related entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, managers, officers, fiduciaries, attorneys, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company Group or in their individual capacities (collectively, the “Company Entities”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which the Executive ever had, now has, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which the Executive signs this Agreement.

(b) Scope of Release. Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities arising out of the Executive’s employment and/or the Executive’s separation from that employment, including, but not limited to: (i) any claim under the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Credit Reporting Act, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Equal Pay Act, the Older Workers Benefit Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the New York State Labor Relations Act, the New York Human Rights Law, the New York City Human Rights Law, the New York Labor Law, and all other federal, state or local civil rights, retaliation, discrimination or labor laws; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; (ii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of the Executive’s employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like. Nothing in this Agreement shall be a waiver of: (x) claims that may arise after the date on which the Executive signs this Agreement, (including the right to enforce the terms of this Agreement,) (y) any insurance and/or indemnity rights the Executive may be entitled to by law or under the Company’s by-laws or charter, and (z) claims that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding, subject to Section 4(c) below.

(c) Complete Bar of Claims. The Executive acknowledges and agrees that by virtue of the foregoing, the Executive has waived all relief available to the Executive (including, without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Section 4. Therefore, the Executive agrees that the Executive will not seek or accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement. The Executive expressly waives all rights afforded by any statute that limits the effect of a release with respect to unknown claims. The Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims. The Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Agreement that is filed or instigated by him or on his behalf with any agency, court, or other government entity.

(d) No Admission. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Entities pursuant to this Agreement, are not and shall not be construed to be an admission of any violation of any federal, state, or local statute or regulation, or of any duty owed by the Company or any of the Company Entities to the Executive.

(e) Acknowledgements. The Executive acknowledges and agrees that (i) he is waiving all rights to sue or obtain equitable, remedial, or punitive relief from any or all Company Entities of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees, and any form of injunctive relief, (ii) he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled, (iii) he has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement, (iv) he does not waive rights or claims that may arise after the date this Agreement is executed, (v) at no time prior to or contemporaneous with his execution of this Agreement has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal, or foreign court, or before any local, state, federal, or foreign administrative agency or other tribunal, any charge, claim, or action of any kind, nature, and character whatsoever (a “Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Entities which is based in whole or in part on any matter referred to in this Section 4; and, subject to the Company’s performance under this Agreement, to the maximum extent permitted by law, the Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum, (vi) he hereby grants the Company his perpetual and irrevocable power of attorney with full right, power, and authority to take all actions necessary to dismiss or discharge any Claim and (vii) he will not encourage any person or entity, including, without limitation, any current or former employee, officer, director, or stockholder of the Company, to institute any Claim against the Company Entities or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order or subpoena he will not aid or assist any such person or entity in prosecuting such Claim. Notwithstanding the above, the Executive further acknowledges that he is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or to participate in an administrative investigation or proceeding; provided, however, that he disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

5. Restrictive Covenants. The Executive acknowledges and agrees that Sections 7 and 8 of the Employment Agreement are hereby incorporated herein by reference and made a part hereof as if fully set forth herein and those sections shall survive the termination of the Employment Agreement and the Executive’s termination of employment and/or service.

6. Continued Services.

(a) Services. Following the Resignation Date until the day after the Closing Date (as defined in the Transaction Agreement or the day after the closing of a transaction or action that preempted or substituted for the transaction) (such date, the “Service Termination Date” and such period, the “Service Period”), the Executive shall continue to provide services in the capacity as an employee of the Company. For purposes of this Agreement, the services shall mean (i) assisting, as requested, the Company to transition the Executive’s former duties and responsibilities to other Company employees, (ii) performing duties as requested related to, and assisting with, the consummation of the transactions contemplated by the Transaction Agreement, (iii) assisting, as requested, the Company with respect to litigation involving the Company Group, arbitration, or regulatory or administrative matters and (iv) performing such other duties reasonably requested by the Company. The Executive may perform the services at such times and in such manner as reasonably requested by the Company from time to time; provided that, to the extent that the Company does not require the Executive to perform the services from a specific location, the Executive may perform the services at a location of the Executive’s choice so long as the Executive is available to report by telephone or in person as reasonably requested by the Company. All reasonable business and travel expense incurred during the Service Period by the employee will be reimbursed by the Company according to the Company’s travel policies. The Executive shall make himself available to devote up to 40 hours of service per week to the services. The Executive shall report directly to the Chief Executive Officer of the Company.

(b) Service Period Compensation. During the Service Period, the Company shall pay the Executive an annualized base salary $775,000, payable in accordance with the regular payroll practices of the Company, and the Executive shall continue to be eligible for all benefits and perquisites that the Executive was receiving or entitled to receive on the Resignation Date, provided that the Executive shall not be eligible for any new equity grants or to participate in future incentive or bonus plans.

(c) Service Period Termination Benefits. Subject to, and in exchange for, the Executive’s execution of the Supplemental Release (defined below) and the Executive’s compliance with the other terms and conditions of this Agreement, the Company agrees: (i) to pay to the Executive a lump sum cash payment in the amount of $1,550,000 on the thirtieth (30th) day following the Service Termination Date and (ii) to continue payment for coverage for a period of eighteen (18) months commencing on the Service Termination Date for the Executive (and his eligible dependents, if any) or until the employee reaches the age of 65, whichever is longer, under the Company’s medical, dental and hospitalization insurance plans on the same basis as such coverage is made available to the Executive during the Service Period. Further, the Executive shall be paid all accrued but unpaid vacation and sick leave not later than thirty (30) days following the Service Termination Date. Payment of the accrued sick leave and vacation shall not be subject to the Executive’s execution of the Supplemental Release.

(d) Supplemental Release. As a condition to receiving the amounts and benefits in Section 6(c) hereof, the Executive shall also sign and deliver to the Company a supplemental release of claims (the “Supplemental Release”) in the form attached hereto as Exhibit A, within twenty-one (21) days after the Service Termination Date and not revoke the same within the time period provided therein. If the Executive does not sign the Supplemental Release or if the Executive revokes it, the Executive shall not be entitled to the payments and benefits specified in Section 6(c) hereof.

7. No Assignments; Binding Effect. Except as provided in this Section 7, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the operations and/or assets of the Company. As used in this Agreement, the term “Company” shall mean the Company and any successor to its operating and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors and administrators (including the Executive’s estate, in the event of the Executive’s death), and their respective permitted successors and assigns.

8. Governing Law; Waiver of Jury Trial. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the choice of law principles thereof. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of New York or the United States District Court for the Southern District of New York and in the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by or service with the Company Group, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of New York, the United States District Court for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Executive’s employment by or service with the Company Group, or the Executive’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address for notices, as set forth in Section 10 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by applicable law.

9. Entire Agreement. The Executive understands that this Agreement constitutes the complete understanding between the Company and the Executive, and, except as specifically provided herein, supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Executive and any of the Company Entities, including, without limitation, except as otherwise provided herein, the Employment Agreement. No other promises or agreements shall be binding unless in writing and signed by both the Company and the Executive after the Effective Date of this Agreement. Notwithstanding the foregoing, Sections 7, 8 and 11 of the Employment Agreement shall continue to apply in accordance with their terms.

10. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, sent by telecopy (with receipt confirmed) on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day) or one business day after sent by reputable overnight express courier (charges prepaid). Such notices, demands and other communications shall be addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention Chairman of the Board of Directors, or to such other address as either party may specify by notice to the other actually received.

11. Miscellaneous. This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the Executive. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Neither party shall be deemed to have made any admission of wrongdoing as a result of executing this Agreement.

12. Tax Matters. The Company may withhold from any and all amounts payable to the Executive under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

13. Executive Acknowledgements. The Executive acknowledges that the Executive: (a) has carefully read this Agreement in its entirety; (b) has had an opportunity to consider this Agreement for twenty-one (21) days; (c) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with the Executive’s independent legal counsel, or has had a reasonable opportunity to do so; and (d) has had answered to the Executive’s satisfaction by the Executive’s independent legal counsel all questions that the Executive has asked with regard to the meaning and significance of any of the provisions of this Agreement.

14. Time to Consider; Effectiveness. The Executive understands that the Executive will have twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. The Executive understands that the Executive may execute this Agreement less than twenty-one (21) days from its receipt from the Company, but agrees that such execution will represent the Executive’s knowing waiver of such consideration period. The Executive may accept this Agreement by signing it and returning it to the Human Resources department within such twenty-one (21) day period. After executing this Agreement, the Executive shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating the Executive’s desire to do so in writing delivered to the Human Resources department by no later than 5:00 p.m. on the seventh (7th) day after the date that the Executive signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day after the Executive signs this Agreement (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event that the Executive does not accept this Agreement as set forth above, or in the event that the Executive revokes this Agreement during the Revocation Period, this Agreement, including, but not limited to, the obligation of the Company to provide the payments and other benefits referred to herein, shall be deemed automatically null and void.

15. Third Party Beneficiaries. The Company Entities are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder. Except and to the extent set forth in the preceding sentence, this Agreement is not intended for the benefit of any person other than the parties hereto, and no such other person or entity shall be deemed to be a third party-beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing, or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director, or stockholder, irrespective of any similarity between any contract, agreement, commitment, or understanding between the Company and such other employee, officer, director, or stockholder, on the one hand, and any contract, agreement, commitment, or understanding between the Company and the Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director, or stockholder, on the one hand, and the Executive, on the other hand.

16. Counterpart Agreements. This Agreement may be signed in counterparts, and by facsimile or e-mail transmission, all of which shall be considered as original documents and which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

TRONOX LLC

By:	/s/ Robert C. Gibney	Dated: December 21, 2011
Name:	Robert C. Gibney
Title:	Vice President Administration and Materials Procurement

With respect to Section 2(b) only:

TRONOX INCORPORATED

By:	/s/ Thomas Casey	Dated: December 21, 2011
Name:	Thomas Casey
Title:	Chief Executive Officer

EXECUTIVE

/s/ Dennis L. Wanlass		Dated: December 11, 2011
Dennis L. Wanlass